Exhibit 10.21

Hawkeye Intermediate, LLC

Unit Option Plan
Option Agreement

THIS OPTION AGREEMENT (the “Agreement”) is entered into as of July 7, 2006 by and among Hawkeye Intermediate, LLC, a Delaware limited liability company (the “Company”), Hawkeye Holdings, Inc., a Delaware corporation (“IPO Corp.”), and the employee of the Company or one of its subsidiaries set forth on the signature page hereto (“Optionee”) pursuant to the Hawkeye Intermediate, LLC Unit Option Plan (the “Plan”).  Certain capitalized terms used herein are defined in Section 9.

WHEREAS, the Company believes it to be in the best interests of the Company and its unitholders to take action to promote work-force stability, to reward performance and otherwise align interests of key management employees with those of the Company;

WHEREAS, accordingly the Company has determined to issue options to acquire Class A Common Units of the Company (the “Units”) in accordance with the provisions of this Agreement and the Plan; and

WHEREAS, after the Conversion (as defined below) it is intended that the provisions of this Agreement shall continue to apply to the common stock of IPO Corp. received in the Conversion and be subject to such successor option plan of IPO Corp.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  GRANT OF OPTION.

(a)   Option.  On the terms and conditions set forth in this Agreement, the Company grants to the Optionee on the Grant Date (as set forth below) the following option to purchase a number of Units at the Exercise Price, as set forth below (the “Option”):

Grant Date	July 7, 2006
Expiration Date	July 7, 2016
Number of Units Subject to Option
Exercise Price	$1.00

(b)   Vesting.  The Option shall vest as follows:

                (i)            Vesting in General.

(A)          Fifty percent (50%) of the Units granted under this Agreement (the “Time Units”) will vest in forty-eight (48) equal installments on the last day of each calendar month occurring after the date of this Agreement; provided, that the Optionee is an employee, whether at-will or otherwise, of an Employer on such date.

(B)           Fifty percent (50%) of the Units granted under this Agreement (the “Time-Performance Units”) will vest in sixty (60) equal  installments on the last day of each calendar month occurring after the date of this Agreement; provided, that the Optionee is an employee, whether at-will or otherwise, of an Employer on such date; further provided that, no such Time-Performance Units will be considered vested unless THL has previously (together with any proceeds to be received concurrently at the time of determination) received in cash proceeds (the “Return”) either as distributions with respect to, or from the sale or disposition of, THL’s initial equity investment in the Company and any subsequent equity investments in the Company (the “Investment”) (excluding any management or transaction fees or expenses but including any amounts received by THL in respect of the cash savings, if any, in U.S. federal income or Iowa franchise taxes as a result of the increase in tax basis of the Company’s assets as a result of the acquisition of the Company’s interests by THL as the date hereof and any other payment made to THL under Section 3.6(b) of the Securityholders’ Agreement) an amount equal to 200% of THL’s Investment (the “Return Hurdle”).

(C)           Notwithstanding the foregoing, if the Optionee’s employment is terminated by an Employer for Cause, by the Optionee without Good Reason, or due to death or Disability within 18 months of the date of Grant Date, no portion of the Option shall be deemed vested.

(ii)           Vesting Upon a Change of Control.  Notwithstanding Section 1(b)(i):

(A)          all Time Units that have not previously vested will become vested upon a Change of Control; and

(B)           all Time-Performance Units that have not previously vested will vest in full upon a Change of Control if the Return Hurdle has been met.  In the event of a Change of Control in which all or a portion of the consideration payable to the Company’s equityholders is in the form of equity securities, the value of the equity securities will be included in the calculation of whether the Return Hurdle has been met.  If the Return Hurdle has not been met, then that number of Time-Performance Units that have not previously vested will vest as follows:  (i) the total number of unvested Time-Performance Units multiplied by (ii) the Percentage.  The Percentage shall equal the following number, expressed as a percentage:  (x) 0.5 multiplied by (y) the percentage by which the Return exceeds 100% of THL’s Investment.

For purposes of illustration only, if the Return was 150%, then the Time-Performance Units would be 25% vested, and if the Return was 110%, then the Time-Performance Units would be 5% vested.

(iii)          Vesting Upon Death or Disability.  Except as otherwise provided herein, vesting ceases upon termination of employment with an Employer.  Notwithstanding Section 1(b)(i), in the event the Optionee’s employment with an Employer, whether at will or otherwise, is terminated by reason of death or Disability, then the time-based vesting of the Option shall be accelerated by one year such that the applicable date of termination for vesting shall be deemed to be one year after the actual date of termination.

(c)   Transfers of Employment Among Employers.  For purposes of this Agreement, any transfer of the Optionee’s employment from one Employer to another Employer shall not constitute a termination of employment with an Employer.

(d)   Unit Option Plan and Defined Terms.  The Option is granted under and subject to the terms of the Plan, which is incorporated herein by this reference.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Plan.

(e)   Securityholders’ Agreement; LLC Agreement.  The Option may not be exercised unless the Optionee shall have executed the Securityholders’ Agreement and the LLC Agreement.

SECTION 2.  REPURCHASE OR FORFEITURE OF OPTION.

(a)   In the event that the Optionee ceases to be an employee, whether at-will or otherwise, of an Employer, then those portions of the Option which are not then vested in accordance with Section 1 hereof, will be forfeited and returned to the Company.

(b)   In the event the Optionee ceases to be an employee of an Employer by reason of termination by an Employer for Cause, then portions of the Option which are vested in accordance with Section 1 hereof, will be forfeited and returned to the Company.

(c)   In the event the Optionee ceases to be an employee of an Employer (other than by reason of termination by an Employer for Cause), then portions of the Option which are vested in accordance with Section 1 hereof will be subject to repurchase by the Company, at the Company’s option (the “Repurchase Option”), for Fair Market Value.  The Repurchase Option shall terminate upon the Company’s or IPO Corp.’s initial Public Offering (as defined in the Securityholders’ Agreement).

(d)   The Repurchase Option shall be exercised by the Company, or its designee, from time to time, with respect to portions of the Option which are vested within 270 days after the date of termination by delivering to the Optionee a written notice of exercise and a check in the amount of the Fair Market Value, if applicable, determined as of the date the Optionee ceased to be employed by an Employer.  Upon delivery of such notice and payment of the purchase price as described above (or automatically upon any forfeiture of the Option pursuant to Section 2(a) or (b), the Company, or its designee, shall become the legal and beneficial owner of the Option being repurchased and all rights and interest therein or related thereto, and the Company, or its designee, shall have the right to Transfer to its own name that portion of the Option being repurchased without further action by the Optionee or any of his or her transferees.  If the Company or its designee elects to exercise the Repurchase Option pursuant to this Section 2 and the Optionee or his or her transferee fails to deliver the Option in accordance with the terms hereof, the Company, or its designee, may, at its option, in addition to all other remedies it may have, deposit the purchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to the Optionee or his or her transferee in accordance herewith), whereupon (or, in any case, upon any forfeiture of any portion of the Option pursuant to this Section 2) the Company shall by written notice to the Optionee cancel on its books such portion of the Option registered in the name of the Optionee and all of the Optionee’s or his or her transferee’s right, title, and interest in and to such portion of the Option shall terminate in all respects; provided that the Company shall instruct the escrow agent to release the purchase price to the Optionee immediately following the Optionee’s or his or her transferee’s written acknowledgement that the Optionee’s or his or her transferee’s right, title and interest in and to such Option has been terminated in all respects.

(e)   Notwithstanding the foregoing, if at any time the Company elects to repurchase any portion of the Option pursuant to the Repurchase Option, the Company shall pay the purchase price for the portion of the Option it purchases (i) first, by offsetting indebtedness, if any, owing from the Optionee to the Company and (ii) then, by the Company’s delivery of cash for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the portion of the Option so purchased, duly endorsed; provided that, (x) if any such cash payment at the time such payment is required to be made would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property or (B) after giving effect thereto, in a Financing Default, or (y) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase ((x) and (y) collectively the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by the Company’s delivery of a promissory note or senior preferred units of the Company with a liquidation preference equal to the balance of the purchase price.  The promissory note or senior preferred units shall accrue interest or yield, as the case may be, annually at the “prime rate” published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity.  The value of each such senior preferred unit shall as of its issuance be deemed to equal (A) the portion of the cash payment paid by the issuance of such preferred units divided by (B) the number of senior preferred units so issued.  Any senior preferred units or the promissory note shall be redeemed or payable when and to the extent the Cash Deferral Condition which prompted their issuance no longer exists.  The Company shall use its reasonable best efforts to cause any Cash Deferral Conditions to be resolved.

(f)    In the event that all or a portion of the Option is repurchased or forfeited pursuant to this Section 2, the Optionee and his or her successors, assigns or representatives shall take (at the Company’s expense) all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase in a timely manner.

SECTION 3.  TRANSFER OR ASSIGNMENT OF OPTION.

(a)   Generally.  This Option shall be exercisable during the Optionee’s lifetime, only by the Optionee.  Except as otherwise provided in Section 3(b) below, the Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise Transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

(b)   Permitted Transfers.  Subject to the approval of the Board of Managers, the Optionee shall be permitted to Transfer the Option, in connection with his or her estate plan, to the Optionee’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such Persons or partnerships, corporations, limited liability companies or other entities owned solely by such Persons, including trusts for such Persons.

SECTION 4.  EXERCISE PROCEDURES.

(a)   Notice of Exercise.  The Optionee or the Optionee’s representative may exercise the Option, to the extent vested, by giving written notice to the Company, in a form provided by the Committee, specifying the election to exercise the Option, the number of Units for which it is being exercised and the form of payment.  The notice of exercise shall be signed by the Person exercising the Option.  In the event that the Option is being exercised by the Optionee’s representative, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise the Option.  The Optionee or the Optionee’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 5 herein for the full amount of the Purchase Price.

(b)   Signatory to LLC Agreement and Securityholders’ Agreement.  As a condition precedent to the exercise of the Option, pursuant to procedures established by the Committee and the Board of Managers, the Optionee shall become a signatory to the LLC Agreement and the Securityholders’ Agreement, respectively, and satisfy such other conditions as the Board of Managers shall reasonably require.

(c)   Issuance of Units.  After satisfying all requirements with respect to the exercise of the Option, the Company shall cause to be issued a certificate or certificates for the Units as to which the Option has been exercised, registered in the name of the Person exercising the Option (or in the names of such Person and his or her spouse as community property or as joint tenants with right of survivorship).

(d)   Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) as a result of the exercise of the Option, as a condition to the exercise of the Option, and the Optionee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

SECTION 5.  PAYMENT FOR UNITS.

(a)   Purchase Price. The Purchase Price shall mean the Exercise Price multiplied by the number of Units with respect to which the Option is being exercised.

(b)   Cash or Check.  All or part of the Purchase Price may be paid in cash or by personal check.

(c)   Other Methods of Payment for Units.  At the sole discretion of the Board of Managers, all or any part of the Purchase Price and any applicable withholding requirements may be paid by any other method permissible under the terms of the Plan.  The Company shall notify the Optionee if and when it shall make such other payment method available to the Optionee.  Should the Board of Managers exercise its discretion to permit the Optionee to exercise the Option in whole or in part in accordance with this Section 5(c), it shall have no obligation to permit such alternative exercise with respect to the remainder of the Option or with respect to any other option to purchase Units held by the Optionee.

SECTION 6.  TERMINATION OF SERVICE.

(a)   Termination of Service.  If the Optionee’s Service terminates for any reason, then the exercise period for the Option shall expire on the earliest of the following occasions (or such later date as the Committee may determine):

(i)            The Expiration Date as set forth in Section 1(a) above;

(ii)           The date that is sixty (60) days after the termination of the Participant’s Service for any reason other than death or Disability of for Cause;

(iii)          The date that is six (6) months after the termination of the Participant’s Service by reason of Disability; or

(iv)          The date that is twelve (12) months after the termination of the Participant’s Service due to the Participant’s death; or

(v)           The date of termination of the Optionee’s Service if such termination is for Cause.

The Optionee (or in the case of the Optionee’s death or Disability, the Optionee’s representative) may exercise all or part of the Option at any time before its expiration, but only to the extent that the Option had become exercisable for vested Units.  Upon the Optionee’s termination of Service for any reason, the Option shall expire immediately with respect to the number of Units for which the Option is not yet vested.

(b)   Leaves of Absence.  For any purpose under this Agreement, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of Service for such purpose is expressly required by the terms of such leave (as determined by the Committee) or by applicable law.

SECTION 7.  ADJUSTMENT OF UNITS.

Any adjustments to the Option shall be made in accordance with the terms of the Plan.

SECTION 8.  INITIAL PUBLIC OFFERING.

Notwithstanding the foregoing, upon the Conversion, the Option shall be exchanged for a nonqualified option to purchase shares of IPO Corp. and the terms of this Agreement, including, without limitation, all vesting and forfeiture provisions, will continue to apply to such nonqualified option to purchase shares of IPO Corp. received in exchange for the Option.

SECTION 9.  DEFINITIONS.

The following terms shall have the meanings ascribed below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Board” means the Board of Managers of the Company and, after the Conversion, the Board of Directors of IPO Corp.

“Cause” shall mean, with respect to the Employer of Optionee, (a) the admission, confession, or plea bargain to or conviction in a court of law of any felony or other crime involving moral turpitude or the commission by the Optionee of any other act or any omission to act involving dishonesty, disloyalty or fraud, involving the Company which is material; (b) engaging in conduct that is demonstrably and materially injurious to the business, reputation, character, or community standing of the Employer (c) continued material failure to perform the material duties of the Optionee’s employment for 15 days after written notice from the Employer to the Optionee providing a detailed description of the failure constituting cause; (d) gross negligence or willful misconduct with respect to the Employer that is demonstrably and materially injurious to the Company; or (e) breach of any restrictive covenant with the Employer not cured within 15 days of written notice from the Employer to the Optionee providing a detailed description of the activities constituting Cause (or if the Optionee’s employment with an Employer is pursuant to an employment agreement at the time of his termination of employment, then Cause shall be as defined in such employment agreement).

“Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, other than an Affiliate of THL, on an arm’s-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a unitholder of the Company on the Effective Date, acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting power of the Company or otherwise becomes entitled to designate a majority of the members of the Company’s Board, or (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

“Conversion” shall mean the conversion of Class A Common Units of the Company to common stock of IPO Corp. in accordance with Section 3.6 of the Securityholders Agreement.

“Disability” shall mean any physical or mental disability of the Optionee rendering the Optionee unable to perform the duties of his employment for a period of at least 120 days out of any twelve-month period.  Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Optionee.

“Employer” means the Company and its subsidiaries and at all times includes Hawkeye Renewables, LLC and IPO Corp. and their subsidiaries and shall also include any successor to the Company after a Change in Control.

“Fair Market Value” shall be determined by the Board in good faith.

“Financing Default” means any event of default or breach under the Senior Debt Agreements.

“Good Reason” means:  (i) a material diminution in or assignment of duties inconsistent with Optionee’s position prior to the date of this Agreement or a change in the Optionee’s direct reporting relationship, provided, however, that a change in title shall not itself be considered a material diminution; (ii) a reduction in base salary or a reduction in any annual bonus (it being understood that the failure to receive an annual bonus or a reduced annual bonus due to failure to meet applicable performance targets shall not be considered a reduction in annual bonus hereunder); (iii) if the Optionee’s employment with an Employer is pursuant to an employment agreement at the time of his termination of employment, then Good Reason shall be as defined in such employment agreement; or (iv) any material breach of the Securityholders’ Agreement, the IPO Corp. Securityholders’ Agreement or the LLC Agreement by the Company which is not cured within 15 days after written notice of such breach is provided by Executive to the Company.

“IPO Corp. Securityholders’ Agreement”  means the IPO Corp. Securityholders’ Agreement to be executed among Hawkeye Holdings, Inc. and certain securityholders of IPO Corp., as amended, modified or supplemented from time to time.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company dated June 30, 2006 by and among the Company, Hawkeye Holdings, L.L.C., certain Affiliates of THL and the other parties thereto, as amended, modified or supplemented from time to time.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securityholders Agreement” means the Limited Liability Securityholders Agreement dated June 30, 2006 between the Company and certain securityholders of the Company, as amended, modified or supplemented from time to time.

“Senior Debt Agreements” shall mean (i) that certain First Lien Credit Agreement dated as of June 30, 2006 (the “First Lien Credit Agreement”), among the Company, THL-Hawkeye Acquisition LLC, a Delaware limited liability company (“Merger Sub”), to be merged with and into Hawkeye Renewables, LLC, a Delaware limited liability company (the “Operating Company”), the lenders party thereto (the “First Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the First Lien Lenders, (ii) all other Loan Documents (as defined in the First Lien Credit Agreement) delivered in connection with the First Lien Credit Agreement, (iii) that certain Second Lien Credit Agreement dated as of June 30, 2006 (the “Second Lien Credit Agreement”), among the Company, Merger Sub, to be merged with and into the Operating Company, the lenders party thereto (the “Second Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Second Lien Lenders and (iv) all other Loan Documents (as defined in the Second Lien Credit Agreement) delivered in connection with the Second Lien Credit Agreement.

“THL” means Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership, and its Affiliates.

“Transfer” means the sale, transfer, assignment, pledge or other disposal (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of the Option; provided, that a Transfer does not include any portion of the Option that has vested in accordance with the terms of this Agreement.

SECTION 10.  MISCELLANEOUS PROVISIONS.

(a)   Rights as a Unitholder of the Company.  Neither the Optionee nor the Optionee’s representative shall have any rights as a Unitholder of the Company with respect to any Units subject to the Option until the Optionee or the Optionee’s representative becomes entitled to receive such Units by (i) filing a notice of exercise, (ii) paying the Purchase Price as provided in this Agreement, (iii) becoming a signatory to the LLC Agreement, (iv) becoming a signatory to the Securityholders’ Agreement, (v) the Company issuing the Units and entering the name of the Optionee in the register of unitholders of the Company as the registered holder of such units, and (vi) and satisfying such other conditions as the Board of Managers or the Committee shall reasonably require.

(b)   Tenure.  Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c)   Notification.  Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  A notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.

(d)   Entire Agreement.  This Agreement and the Plan (and following the exercise of any Option, the LLC Agreement and the Securityholders’ Agreement) constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e)   Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f)    Restrictive Covenants.  The Optionee agrees and acknowledges that the provisions of Section 10 of the Plan are reasonable and appropriate (including the remedies set forth therein) and hereby covenants to comply with the requirements thereof.

(g)   Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Optionee, the Optionee’s assigns and the legal representatives, heirs and legatees of the Optionee’s estate, whether or not any such Person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(h)   Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, as such laws are applied to contracts entered into and performed in such jurisdiction.

The Optionee, by signing below, acknowledges and agrees that this Option is granted under and governed by the terms of the Hawkeye Intermediate, LLC Unit Option Plan, which is attached to and made a part of this document.

Optionee	Hawkeye Intermediate, LLC

By:
Name:
Title:

Hawkeye Holdings, Inc.

By:
Name:
Title: